Exhibit 10.51

American Retirement Corporation (the “Company”)

Summary of Director and Executive Officer Compensation

I.              DIRECTOR COMPENSATION.   Directors who are employees of, or paid consultants to, the Company do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company’s non-employee directors.

Annual Retainer	$16,000 (payable in quarterly installments)

Board Meeting Attendance Fee	$1,000

Lead Director, Audit Committee Chair and Compensation Committee Chair Annual Retainer	$4,000

Audit Committee Member Meeting Attendance Fee	$1,000

Committee Member Meeting Attendance Fee (all other committees other than Audit Committee)	$500

                In addition to cash compensation, non-employee directors receive options to purchase shares of common stock pursuant to the Company’s 1997 Stock Incentive Plan. On the date of each annual meeting of the shareholders of the Company, each non-employee director who will continue as a director following such meeting automatically receives an option to purchase 3,000 shares of common stock. Such options vest with respect to all 3,000 shares on the date of the next annual meeting of shareholders. All options automatically granted to a non-employee director enable the optionees to purchase shares of common stock at the fair market value of the common stock on the date of grant. The terms of the options are ten years from the date of grant. The exercise price may be paid in cash, shares of common stock previously owned by the director, or a combination thereof.

II.            EXECUTIVE OFFICER COMPENSATION.   The following table sets forth the current base salaries provided to the Company’s Chief Executive Officer and four most highly compensated executive officers.

Executive Officer	Current Salary

W. E. Sheriff	$ 363,000
Gregory B. Richard	$ 230,000
H. Todd Kaestner	$ 230,000
George T. Hicks	$ 230,000
Bryan D. Richardson	$ 225,000

In addition to their base salaries, the Company’s Chief Executive Officer and four most highly compensated executive officers are also eligible to:

•
receive cash bonuses under the Company’s Officer’s Incentive Compensation Plan, a copy of which has been filed as Exhibit 10.8 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	participate in the Company’s long-term incentive program, which currently involves the award of restricted stock and stock options pursuant to the Company’s 1997 Stock Incentive Plan;

•	participate in the Company’s Deferred Compensation Plan and/or Supplemental Executive Retirement Plan;

•	participate in the Company’s Associate Stock Purchase Plan; and

•	participate in the Company’s broad-based benefit programs generally available to its salaried employees, including health, disability and life insurance programs and 401(k) Plan.